PLEASE CONFORM

ORIGINAL FILED

SEP 27 2010

LOS ANGELES SUPERIOR COURT

SUPERIOR COURT OF THE STATE OF CALIFORNIA

FOR THE COUNTY OF LOS ANGELES, CENTRAL DISTRICT

Socius CG II, Ltd., Plaintiff, v. New Generation Biofuels Holdings, Inc. and Does 1-10 Inclusive, Defendants.	Case No. BC446149 Assigned For All Purposes To: Hon. Elizabeth Allen White, Dept. 48 **~~[PROPOSED]~~ ORDER APPROVING STIPULATION FOR SETTLEMENT OF CLAIM** Date: September 27, 2010 Time: 8:30 am Dept.: 48 Complaint Filed: September 24, 2010 Trial Date: None Set

The Joint Ex Parte Application For Court Order Approving Stipulation for Settlement of Claim ("Application"), jointly filed by Plaintiff Socius CG II, Ltd. ("Socius") and Defendant New Generation Biofuels Holdings, Inc. ("NGBF"), came on for hearing on September 27, 2010 at 8:30 am in Department 48 of the above-entitled court, the Honorable Elizabeth Allen White, Judge presiding.

The Court, having reviewed the Application, having been presented with a Stipulation for Settlement of Claim (the "Stipulation"), a copy of which is attached as Exhibit A to the Application, and after a hearing upon the fairness, adequacy and reasonableness of the terms and conditions of the issuance of shares of the common stock of NGBF (the "Common Stock") to Socius in exchange for the extinguishment of said claims, **IT IS THEREFORE ORDERED AS FOLLOWS:**

1. The Stipulation is approved in it entirety;

2. In full and final settlement of Socius' claim against NGBF in the total amount of $530,833.00, plus all additional accrued and unpaid interest as set forth in the Stipulation (the "Claim"), which Claim Socius purchased from a third party creditor of NGBF ("Lender") pursuant to that certain Claims Purchase Agreement between Socius and Lender, dated September 22, 2010 (the "Purchase Agreement"), and which Claim comprises the total outstanding principal amount and accrued unpaid interest due and payable up to the entry date of this Order under the terms of that certain Secured Convertible Promissory Note and Security Agreement, as amended to date, between NGBF and Lender (the "Promissory Note"), NGBF will issue and deliver to Socius or its designee 5,950,000 shares of Common Stock of NGBF, being approximately equal, immediately subsequent to such issuance, to 9.90% (and under no circumstance whatsoever more than 9.99%) of the total number of shares of Common Stock outstanding on the date of the Stipulation (the "Settlement Shares"), subject to adjustment as set forth below to reflect the intention of the parties that the total number of shares issued be based upon an average trading price of the Common Stock for a specified period of time subsequent to entry of this Order.

3. No later than the first trading day following the date that the Court enters this Order approving the Stipulation, NGBF shall: (i) immediately issue the number of shares of Common Stock required by paragraph 2 above to Socius' or its designees' balance account with The Depository Trust Company (DTC) through the Fast Automated Securities Transfer (FAST) Program of DTC's Deposit/Withdrawal Agent Commission (DWAC) system, without any restriction on transfer, time being of the essence, by transmitting by facsimile and overnight delivery such irrevocable and unconditional instruction to NGBF's stock transfer agent, and (ii) cause its legal counsel to issue an opinion to NGBF's transfer agent, in form and substance acceptable to both parties and such transfer agent, that the shares may be so issued (such issuance, the "Initial DWAC Issuance", and the date upon which such issuance is complete, the "Initial DWAC Issuance Date").

4. The total number of shares of Common Stock to be issued to Socius or its designee in connection with the Stipulation and this Order shall be adjusted on the 21st trading day following the Initial DWAC Issuance Date (the 20 trading day period following the Initial DWAC Issuance Date,

the "True-Up Period", and the 21st trading day following the Initial DWAC Issuance Date, the "True-Up Date"), as follows: (i) if the number of "VWAP Shares" (as defined below) exceeds the number of Settlement Shares, then NGBF will issue and deliver to Socius or its designee, as DWAC shares, additional shares of Common Stock equal to the difference between the number of VWAP Shares and the number of Settlement Shares, and (ii) if the number of VWAP Shares is less than the number of Settlement Shares, then Socius or its designee will return to NGBF for cancellation that number of shares as equals the difference between the number of VWAP Shares and the number of Settlement Shares issued in the Initial DWAC Issuance.

a. The number of VWAP Shares is equal to (i) $530,833.00 plus the amount of accrued and unpaid interest on the Promissory Note following the date of the Purchase Agreement and through the entry date of this Order, divided by 70% of the trading volume weighted average price as reported by Bloomberg LP (the "VWAP") of the Common Stock over the True-Up Period, plus (ii) Socius' legal fees, expenses and costs incurred through the True-Up Date, with the total divided by the VWAP of the Common Stock over the True-Up Period.

b. If, at any time during the True-Up Period, the trading price of the Common Stock declines by 15% or more from the trading price on the Initial DWAC Issuance date, and as a result Socius reasonably believes that the number of initial Settlement Shares delivered to Socius or its designee in the Initial DWAC Issuance may be insufficient to equal the total number of VWAP Shares required to be delivered, Socius may deliver a written notice to NGBF by facsimile or e-mail requesting that a specified number of additional shares of Common Stock be delivered and containing the calculation for the number of additional shares requested. Socius may in its sole discretion deliver one or more such notices during the True-Up Period. Within one trading day following delivery of each such notice, NGBF shall deliver to Socius or its designee, in compliance with the procedure set forth in paragraph 3 above (including, without limitation, issuance of the legal opinion to the transfer agent at NGBF's sole cost and expense), the number of additional shares of Common Stock requested in the notice.

c. In no event shall the number of shares of Common Stock issued to Socius or its designee in connection with the settlement of the Claim, aggregated with all shares of Common Stock

then owned or beneficially owned or controlled by, collectively, Socius and its affiliates, at any time exceed 9.99% of the total number of shares of Common Stock then outstanding.

5. For so long as Socius or any of its affiliates holds any shares of Common Stock of NGBF, neither Socius nor any of its affiliates will: (i) vote any shares of Common Stock owned or controlled by it, or solicit any proxies or seek to advise or influence any person with respect to any voting securities of NGBF; or (ii) engage or participate in any actions, plans or proposals which relate to or would result in (a) Socius or any of its affiliates acquiring additional securities of NGBF, alone or together with any other person, which would result in Socius and its affiliates collectively beneficially owning or controlling, or being deemed to beneficially own or control, more than 9.99% of the total outstanding Common Stock or other voting securities of NGBF, (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving NGBF or any of its subsidiaries, (c) a sale or transfer of a material amount of assets of NGBF or any of its subsidiaries, (d) any change in the present board of directors or management of NGBF, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board, (e) any material change in the present capitalization or dividend policy of NGBF, (f) any other material change in NGBF's business or corporate structure, including but not limited to, if NGBF is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by Section 13 of the Investment Company Act of 1940, (g) changes in NGBF's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of NGBF by any Person, (h) causing a class of securities of NGBF to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (i) causing a class of equity securities of NGBF to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 (the "Exchange Act"), or (j) taking any action, intention, plan or arrangement similar to any of those enumerated above. The provisions of this paragraph may not be modified or waived without further order of the Court.

6. For the period of one year from True-Up Date, and regardless of whether Socius or its affiliates then hold any debt or equity securities of NGBF, Socius and its affiliates shall have the

exclusive right to enter into transactions with NGBF whereby NGBF directly or indirectly issues common stock or common stock equivalents to a party in exchange for outstanding securities, claims or property interests, or partly in such exchange and partly for cash, in a transaction carried out pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended.

7. NGBF shall file a Form 8-K Report pursuant to Section 13 or Section 15(d) of the Exchange Act in connection with the issuance of shares pursuant to this Order.

8. This Order ends, finally and forever (i) any claims to payment or compensation of any kind or nature which Socius had, now has, or may assert in the future against NGBF arising out of the Claim, and (ii) any claims, including without limitation for offset or counterclaim, which NGBF had, now has, or may assert in the future against Socius arising out of the Claim. In this regard, and subject to compliance with this Order, effective upon the execution of this Order, each party hereby releases and forever discharges the other party, including all of the other party's employees, officers, directors, affiliates and attorneys, from any and all claims, demands, obligations (fiduciary or otherwise), and causes of action, whether known or unknown, suspected or unsuspected, arising out of, connected with, or incidental to the Claim.

9. The Action (as defined in the Stipulation) is hereby dismissed with prejudice, provided that the Court shall retain jurisdiction with regard to the Claim to enforce the terms of this Order.

10. The Stipulation and this Order may be enforced by any party to the Stipulation by a motion under California Code of Civil Procedure section 664.6, or by any procedure permitted by law in the Superior Court of Los Angeles County. Pursuant to the Stipulation, each party thereto further waives a statement of decision, and the right to appeal from this Order after entry. Except as expressly provided herein, each party shall bear its own attorney's fees, expenses and costs with regard to the Stipulation and this Order.

IT IS SO ORDERED.

DATED: SEP 2 7 2010

Elizabeth Allen White

JUDGE OF THE SUPERIOR COURT

201071267.4